As filed with the Securities and Exchange Commission on February 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

______________________

INTERNATIONAL ISOTOPES INC.

(Exact name of registrant as specified in its charter)

Texas	74-2763837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4137 Commerce Circle

Idaho Falls, Idaho 83401
(Address of principal executive offices, including zip code)

INTERNATIONAL ISOTOPES INC. Amended and Restated Employee Stock Purchase PLan
(Full title of the plan)

Steve T. Laflin

President and Chief Executive Officer

International Isotopes Inc.

4137 Commerce Circle

Idaho Falls, Idaho 83401

(208) 524-5300

(Name, address and telephone number, including area code, of agent for service)

______________________
Copy to:

Ned A. Prusse Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value	3,000,000	$0.135	$405,000	$44.19

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the International Isotopes Inc. Amended and

Restated Employee Stock Purchase Plan as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the last sale price for the registrant’s common stock as reported by the OTCQB on February 8, 2021.

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EXPLANATORY NOTE

This registration statement on Form S-8 is filed by International Isotopes Inc. relating to 3,000,000 additional shares of common stock, par value $0.01 per share, authorized to be issued pursuant to the International Isotopes Inc. Amended and Restated Employee Stock Purchase Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this registration statement:

(a)    The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020;

(b)   The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 filed with the SEC on May 20, 2020, August 14, 2020 and November 16, 2020, respectively;

(c)    The registrant’s Current Report on Form 8-K filed with the SEC on January 6, 2020, April 29, 2020, July 21, 2020 and December 28, 2020; and

(d)   The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the SEC on August 1, 1997 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 8.101 of the Texas Business Organizations Code (“TBOC”) provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable

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expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in the defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Section 8.101 of the TBOC.

The registrant’s Restated Certificate of Formation and its Bylaws require the registrant to indemnify each of its directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the registrant.  To the extent permissible by applicable law, the grant of mandatory indemnification to the registrant’s officers and directors shall extend to proceedings involving the negligence of such persons.  Management of the registrant believes that such indemnification provisions are necessary to attract and retain qualified persons as directors and executive officers.  The registrant has purchased insurance against certain costs of indemnification that may be incurred by the registrant and by its officers and directors.  Any repeal or modification of Article X of the registrant’s Restated Certificate of Formation shall not adversely affect any right of protection of an officer or director existing at the time of the repeal or modification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP.
23.1	Consent of Haynie & Company.
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see signature page).
99.1	International Isotopes Inc. Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on July 21, 2020).
Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S 8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Idaho Falls, State of Idaho, on February 9, 2021.

INTERNATIONAL ISOTOPES INC.

By:	/s/ Steve T. Laflin
Name: Steve T. Laflin
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Steve T. Laflin and W. Matthew Cox, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steve T. Laflin	President, Chief Executive Officer and Director	February 9, 2021
Steve T. Laflin	(Principal Executive Officer)

/s/ W. Matthew Cox	Chief Financial Officer	February 9, 2021
W. Matthew Cox	(Principal Financial and Accounting Officer)

/s/ Christopher Grosso	Chairman of the Board	February 9, 2021
Christopher Grosso

/s/ Robert Atcher	Director	February 9, 2021
Robert Atcher

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